Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

Willis Lease Finance Reports Net Profit of $7.2 Million, or $0.89 Per Share in 2014

NOVATO, CA – March 11, 2015 – Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported 2014 net income of $7.2 million, or $0.89 per diluted share, compared to net income of $15.6 million, or $1.89 per diluted share, in 2013. After-tax income for 2013 included a one-time $8.6 million tax benefit. On record annual sales of $174.3 million, pre-tax earnings from operations increased 35.2% to $10.5 million in 2014 from $7.8 million a year ago and income before income taxes increased 4.8% to $11.8 million in 2014 from $11.3 million a year ago.

In the fourth quarter of 2014, Willis Lease reported a net loss of $0.3 million, or $0.03 per diluted share, compared to net income of $6.6 million, or $0.81 per diluted share, in the fourth quarter of 2013. The loss in the current period included $2.7 million of non-cash write-downs and the expensing of $3.5 million related to an engine repair. The foregoing expenses overshadowed an otherwise profitable quarter – excluding these charges, fourth quarter pre-tax income was $5.5 million.

“Our pre-tax income for 2014 was the highest since 2011, but we still have work to do to improve utilization and grow our top line,” said Charles F. Willis, Chairman and CEO. “While overall demand in the engine lease market is good, our portfolio utilization rate has been negatively impacted by an excess supply of certain engine types. This happens from time to time, and we expect to see improvement over the next several quarters.”

“The improving profitability of commercial carriers aided by the rapid drop in fuel prices, together with the abundant availability and low cost of capital, bode well for the growth of engine leasing,” Willis continued. “We expect to capitalize on these factors in 2015 by placing greater emphasis on growing our asset base and expanding our service offerings. We have been preparing for this over the last year by significantly enhancing our senior management team and expanding our sales presence in the field. We should begin to see the benefits of these moves later this year.”

Fourth Quarter and 2014 Highlights (at or for the three-month periods ended December 31, 2014, compared to December 31, 2013, and September 30, 2014):

♦            Tangible book value per share increased 2.7% to $25.99 at year end, compared to $25.31 a year ago.

♦            Repurchased 61,688 shares of common stock in the quarter for $1.3 million, increasing share repurchases for the year to 249,105 shares at an average price per share of $21.49, totaling $5.4 million.

♦            All revenue line items increased over the prior year, contributing to record revenues of $174.3 million, a 10% increase over the prior year.

♦            Lease rent revenues dropped 6.9% in the fourth quarter to $24.9 million, compared to the year ago quarter, primarily due to lower portfolio utilization. Lease rent revenues of $101.7 million were flat compared to the prior year as growth in the size of the lease portfolio offset lower utilization.

♦            Maintenance reserve revenues decreased 30.3% to $11.7 million in the fourth quarter and grew 14.3% to $53.4 million in 2014, compared to the year ago periods.

♦            The continued development of Willis Aero, our spare parts, supply chain and ‘end-of-life’ solutions business launched at the end of 2013, added $6.4 million and $8.9 million to fourth quarter and 2014 full year revenues, respectively. Net margin on part sales contributed $0.9 million to fourth quarter and $1.4 million to 2014 operating profits.

(more)

WLFC Earns $7.2 Million in 2014

March 11, 2015

♦            Total revenues decreased 3.0% to $45.8 million in 4Q14 from $47.2 million in 4Q13, reflecting both lower lease rents and maintenance reserve revenues which was partially offset by an increase in spare parts sales.

♦            Average utilization in the current quarter was 82%, even with 3Q14 and down from 86% in 4Q13. In 2014, average utilization was 83% compared to 84% in 2013.

♦            Utilization was 79% at year end, compared to 82% at the end of the third quarter and 86% a year ago.  The 79% utilization rate at year end reflected the impact of the purchase of four off-lease engines totaling $26.1 million just prior to year end, as well as the return of three engines with NBV of $19.8 million from long-term leases on December 30, 2014. Excluding these seven engines, utilization would have been 83% at December, 31, 2014.

♦            Liquidity under the revolving credit facility was $270 million at year end, up from $88 million a year ago, reflecting the upsizing of the revolver in the second quarter of 2014.

“Our two engine leasing joint ventures are opening new avenues of business for us, as is our new supply chain and ‘end-of-life’ solutions business,” said Donald A. Nunemaker, President.  “Our Dublin-based JV with Mitsui & Co., Ltd. is improving our access to overseas markets and our recent business venture with China Aviation Supplies Import & Export Corporation Limited (“CASC”) will accelerate our market penetration in the coming years in the fast growing Chinese market. In addition to providing a better alternative for managing the older engines in our portfolio, Willis Aeronautical Services, Inc. (Willis Aero) will allow us to capitalize on the opportunities in the aircraft leasing business, through the part-out of airframes and harvesting of engines. We believe these collaborative efforts provide operating and financial synergies that are a competitive advantage for us in our markets.”

“The fourth quarter loss from operations includes a $2.6 million non-cash write-down recorded on two engines and higher technical expense recorded in the period due to an expensed engine shop visit totaling $3.5 million.  In 2014, engine repair expense totaled $8.6 million compared to $8.9 million a year ago,” said Brad Forsyth, Chief Financial Officer.  “The expensing of engine refurbishing can vary significantly from quarter to quarter depending on the type of repairs completed and the level of shop visit activity. In those cases where the engine life is extended, the shop visit is capitalized and depreciated.”

Balance Sheet

At December 31, 2014, Willis Lease had 207 commercial aircraft engines, 5 aircraft parts packages and 5 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.066 billion, compared to 202 commercial aircraft engines, 5 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.033 billion, a year ago.  The Company’s funded debt-to-equity is 3.88 to 1 at year end, compared to 3.50 to 1 at September 30, 2014, and 3.70 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, APU’s and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 110 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

WLFC Earns $7.2 Million in 2014

March 11, 2015

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income
(In thousands, except per share data)	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2014	2013	Change	2014	2013	Change
REVENUE
Lease rent revenue	$24,883	$26,721	(6.9)%	$101,748	$101,737	0.0%
Maintenance reserve revenue	11,706	16,786	(30.3)%	53,363	46,694	14.3%
Spare parts sales	6,447	-	100.0%	8,917	-	100.0%
Gain on sale of leased equipment	2,040	2,119	(3.7)%	5,753	5,675	1.4%
Other revenue	706	1,577	(55.2)%	4,506	4,306	4.6%
Total revenue	45,782	47,203	(3.0)%	174,287	158,412	10.0%

EXPENSES
Depreciation and amortization expense	17,282	15,164	14.0%	65,441	58,727	11.4%
Cost of spare parts sales	5,521	-	100.0%	7,474	-	100.0%
Write-down of equipment	2,674	193	1285.5%	5,602	6,461	(13.3)%
General and administrative	7,804	9,603	(18.7)%	35,859	33,868	5.9%
Technical expense	4,593	2,440	88.2%	12,336	12,863	(4.1)%
Net finance costs	9,127	9,735	(6.2)%	37,062	38,719	(4.3)%
Total expenses	47,001	37,135	26.6%	163,774	150,638	8.7%

Earnings (loss) from operations	(1,219)	10,068	n/a	10,513	7,774	35.2%

Earnings from joint ventures	510	340	50.0%	1,329	3,526	(62.3)%

Income (loss) before income taxes	(709)	10,408	n/a	11,842	11,300	4.8%
Income tax (expense) benefit	431	(3,855)	n/a	(4,595)	4,326	n/a
Net income (loss)	$(278)	$6,553	n/a	$7,247	$15,626	(53.6)%

Basic earnings (loss) per common share	$(0.04)	$0.84		$0.92	$1.95

Diluted earnings (loss) per common share	$(0.03)	$0.81		$0.89	$1.89

Average common shares outstanding	7,839	7,846		7,917	8,029
Diluted average common shares outstanding	8,037	8,084		8,141	8,289

WLFC Earns $7.2 Million in 2014

March 11, 2015

Consolidated Balance Sheets
(In thousands, except share data)
	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$13,493	$12,801
Restricted cash	51,258	50,794
Equipment held for operating lease, less accumulated depreciation	1,066,448	1,033,022
Equipment held for sale	18,114	32,491
Operating lease related receivable, net of allowances	8,912	13,286
Spare parts inventory	18,593	3,280
Investments	41,590	23,485
Property, equipment & furnishings, less accumulated depreciation	17,955	4,950
Intangible assets, net	1,164	1,396
Equipment purchase deposits	-	1,369
Other assets	24,099	22,355
Total assets	$1,261,626	$1,199,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$21,614	$16,283
Deferred income taxes	90,510	86,685
Notes payable	840,956	787,614
Maintenance reserves	66,474	77,335
Security deposits	20,869	15,158
Unearned lease revenue	4,342	3,549
Total liabilities	1,044,765	986,624

Shareholders’ equity:
Common stock ($0.01 par value)	$83	$84
Paid-in capital in excess of par	42,076	44,741
Retained earnings	174,702	167,455
Accumulated other comprehensive income, net of tax	-	325
Total shareholders’ equity	216,861	212,605

Total liabilities and shareholders’ equity	$1,261,626	$1,199,229

WLFC Earns $7.2 Million in 2014

March 11, 2015

Consolidated Statements of Income
(In thousands, except per share data)
	Year Ended
	December 31,

	2014	2013	2012	2011	2010
REVENUE
Lease rent revenue	$101,748	$101,737	$94,591	$104,663	$102,133
Maintenance reserve revenue	53,363	46,694	41,387	39,161	34,776
Spare parts sales	8,917	-	-	-	-
Gain on sale of leased equipment	5,753	5,675	5,499	11,110	7,990
Other revenue	4,506	4,306	6,613	1,719	3,403
Total revenue	174,287	158,412	148,090	156,653	148,302

EXPENSES
Depreciation and amortization expense	65,441	58,727	52,591	51,250	48,704
Cost of spare parts sales	7,474	-	-	-	-
Write-down of equipment	5,602	6,461	5,874	3,341	2,874
General and administrative	35,859	33,868	34,551	35,701	29,302
Technical expense	12,336	12,863	7,006	8,394	8,118
Net finance costs:
Interest expense	37,062	38,719	31,749	35,201	40,945
Interest income	-	-	(80)	(167)	(212)
Loss on debt extinguishment and derivatives termination	-	-	15,462	343	-
Total net finance costs	37,062	38,719	47,131	35,377	40,733
Total expenses	163,774	150,638	147,153	134,063	129,731

Earnings from operations	10,513	7,774	937	22,590	18,571

Earnings from joint ventures	1,329	3,526	1,759	1,295	1,109

Income before income taxes	11,842	11,300	2,696	23,885	19,680
Income tax (expense) benefit	(4,595)	4,326	(1,161)	(9,377)	(7,630)
Net income	$7,247	$15,626	$1,535	$14,508	$12,050

Preferred stock dividends	-	-	2,493	3,128	3,128
Preferred stock redemption costs	-	-	2,835	-	-
Net income (loss) attributable to common shareholders	$7,247	$15,626	$(3,793)	$11,380	$8,922

Basic earnings (loss) per common share	$0.92	$1.95	$(0.45)	$1.35	$1.03

Diluted earnings (loss) per common share	$0.89	$1.89	$(0.43)	$1.28	$0.96

Average common shares outstanding	7,917	8,029	8,490	8,423	8,681
Diluted average common shares outstanding	8,141	8,289	8,791	8,876	9,251
	-0-

Note:  Transmitted on GlobeNewswire on March 11, 2015, at 6:00 a.m. PDT.